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EXHIBIT 99.1

FOR IMMEDIATE RELEASE                          AUGUST 19, 2003

   MEDIA CONTACT: KEVIN BRETT                   INVESTOR CONTACT: ROBERT PURSEL
         408-433-7150                                 408-433-3115
         kbrett@lsil.com                              rpursel@lsil.com

CC03-92

                        LSI LOGIC CALLS FOR REDEMPTION OF
                         CONVERTIBLE SUBORDINATED NOTES

MILPITAS, CA - LSI Logic Corporation (NYSE: LSI) has called for redemption on September 18, 2003 of its 4.25 percent Convertible Subordinated Notes ("Notes") due 2004. The aggregate principal amount of the notes outstanding is approximately $172 million.

Prior to 5 p.m. EDT on September 17, 2003, holders may convert their Notes into shares of LSI Logic Common Stock at a price of $15.6765 per share, or approximately 63.8 shares of LSI Logic Common Stock per $1,000 principal amount of Notes. Cash will be paid in lieu of fractional shares. The last reported sale price of LSI Logic common stock on the New York Stock Exchange on August 18, 2003 was $10.27 per share.

Alternatively, holders may have their Notes redeemed at a total redemption price of $1,008.86 per $1,000 principal amount of Notes, consisting of $1,008.50 principal amount plus accrued interest of $0.36. Any Notes not converted on or before 5 p.m. EDT on September 17, 2003 will be automatically redeemed on September 18, 2003, after which interest will cease to accrue.

A Notice of Redemption and a Letter of Transmittal, which may be used to surrender Notes for conversion or redemption, are being mailed to all registered holders of the Notes. Copies of the Notice of Redemption and the Letter of Transmittal may be obtained from the conversion and redemption agent, US Bank, National Association, by calling Paula Oswald at 213-615-6043.

LSI Logic Corporation (NYSE: LSI) is a leading designer and manufacturer of communications,

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consumer and storage semiconductors for applications that access, interconnect and store data, voice and video. In addition, the company supplies storage network solutions for the enterprise. LSI Logic is headquartered at 1621 Barber Lane, Milpitas, CA 95035. http://www.lsilogic.com.

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Editor's Notes:

1. All LSI Logic news releases (financial, acquisitions, manufacturing, products, technology etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company's external website, http://www.lsilogic.com.

2. LSI Logic and the LSI Logic logo design are registered trademarks of LSI Logic Corporation.

3. All other brand or product names may be trademarks or registered trademarks of their respective companies.